CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this registration statement on Form S-1 of our report dated February 8, 2000 relating to the financial statements of FX Energy, Inc. and subsidiaries, which appear in such registration statement. We also consent to the reference to us under the heading "Experts" in such registration statement.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
June 28, 2000